UJB FINANCIAL CORP.                                              Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


                                           Three Months Ended
                                               March 31,
                                         ---------------------
                                           1995        1994
                                         ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                       55,139      54,401
                                         =========   =========

Net income                                $39,987     $28,560

  less:  Preferred dividends                  474         450
                                         ---------   ---------
Net income available to
  common shareholders (B)                 $39,513     $28,110
                                         =========   =========

Net income per common share (B)/(A)         $0.72       $0.51
                                         =========   =========

Note:  The dilutive effect of stock options and equity contracts in 1995 and 1994 was not material for all periods shown.